Exhibit 99.22

Trade	Account	Transaction Type	Quantity (Shares)	Symbol	Gross Proceeds Received (Paid)	Price per Share
5/11/2009	CDRG	Option Assignment	2,100	EUSMU2009	($15,750.00)	$7.50